Exhibit 99.1

LIBERTY MEDIA CORPORATION REPORTS
FIRST QUARTER 2014 FINANCIAL RESULTS

Englewood, Colorado, May 8, 2014 - Liberty Media Corporation (“Liberty Media”) (Nasdaq: LMCA, LMCB) today reported first quarter 2014 results. Highlights include(1):

•	Today announced:

•	Plan to distribute via dividend two shares of Series C non-voting common stock (“LMCK”) for each share of LMCA and LMCB

•	Plan to spin-off Liberty Broadband Group into a new publicly-traded company called Liberty Broadband

•	Purchase of 897 thousand Charter shares for $124.5 million, resulting in 26.4% beneficial ownership of Charter’s equity

•	SiriusXM reported strong Q1 results

•	Subscriber base grew to 25.8 million

•	Revenue of $998 million, up 11% from the first quarter of 2013

•	Adjusted EBITDA(2) grew 28% to $335 million

•	Net income of $94 million

•	Repurchased 158 million shares through April 25, including shares from Liberty Media

•	Issued $1.5 billion of 6% Senior Notes due 2024 on May 6, 2014

•	Completed sale of last two tranches to SiriusXM of its shares for $340 million at $3.66 per share in April

•	Charter announced agreements with Comcast, which will make Charter the second largest US cable company; separately reported strong operating results

•	Live Nation reported solid results across all lines of business; announced Live Nation Channel on Yahoo to debut this summer

•	Completed sale of 90% of Liberty Media’s stake in Barnes & Noble in April

“Since we last reported, Liberty Media has been busy. In April, we completed the sale of $340 million of our SiriusXM shares back to SiriusXM and also sold 90% of our stake in Barnes & Noble. Today, we announced our plan to distribute non-voting Series C shares of Liberty Media, our plan to spin-off Liberty Broadband Group into a separate publicly-

traded company and our purchase of additional Charter shares, which increased our beneficial ownership to 26.4%,” said Greg Maffei, Liberty Media President and CEO. “We believe a separate Liberty Broadband will offer investors greater choice and transparency, and is well timed with Charter’s agreements with Comcast which will result in Charter owning or serving over eight million video customers. We anticipate completing the distribution of the Series C shares in the third quarter and the spin-off by the end of the year.”

Maffei continued, “Our affiliated companies posted strong results across the board: SiriusXM grew revenue 11%, Charter accelerated its growth in revenue, Adjusted EBITDA and customer units and Live Nation grew revenue and AOI across the board.”

Issuance of Series C Common Stock

Liberty Media’s board has approved the issuance of shares of its Series C common stock to holders of its Series A and Series B common stock, to be effected by means of a dividend. Holders of Series A and Series B common stock as of 5:00 p.m. E.D.T. time on July 7, 2014, the record date for the dividend, will receive on July 10, 2014 a dividend of two shares of Series C common stock for each share of Series A or Series B common stock held by them as of the record date.

Spin-Off of Liberty Broadband

Liberty Media’s board has authorized management to pursue a plan to spin-off to its stockholders common stock of a newly formed company to be called Liberty Broadband and to distribute subscription rights to acquire shares of Liberty Broadband’s common stock. Liberty Broadband would be comprised of, among other things, Liberty Media's (i) interest in Charter Communications, (ii) subsidiary TruePosition, (iii) minority equity investment in Time Warner Cable and (iv) certain deferred tax and deferred revenue liabilities, as well as liabilities related to the Time Warner call option. In the spin-off, record holders of Series A, Series B and Series C common stock would receive one-fourth of a share of the corresponding series of Liberty Broadband common stock for each share of common stock held by them as of the record date for the spin-off, with cash in lieu of fractional shares. In addition, stockholders will also receive a subscription right to acquire one share of Series C Liberty Broadband common stock for every five shares of Liberty Broadband common stock they receive in the spin-off.

The subscription rights are being issued to raise capital for general corporate purposes of Liberty Broadband and will enable the holders to acquire shares of Series C Liberty Broadband common stock at a 20% discount to the 20-trading day volume weighted average trading price of the Series C Liberty Broadband common stock following the completion of the spin-off. We expect the subscription rights to become publicly traded once the exercise price has been established and the rights offering to expire forty trading days following the completion of the spin-off.

The spin-off and rights offering are intended to be tax-free to stockholders of Liberty Media and the completion of the spin-off and commencement of the rights offering will be subject to various conditions, including the receipt of an opinion of tax counsel. Subject to the satisfaction of these conditions, the completion of the spin-off and the commencement of the rights offering is expected to occur in the second half of 2014.

Liberty Media
Liberty Media acquired its controlling interest in SiriusXM on January 18, 2013 and has applied purchase accounting and consolidated the results of SiriusXM since that date. Prior to the acquisition of Liberty Media's controlling interest, we accounted for the investment in SiriusXM using the equity method.

Liberty Media's revenue increased $222 million to $1,011 million in the first quarter. Adjusted OIBDA increased by $32 million to $294 million and operating income increased $4 million to $155 million. The increase in revenue, adjusted OIBDA and operating income was primarily due to the inclusion of a full quarter of SiriusXM's results combined with strong operating results at SiriusXM.

SiriusXM
SiriusXM reported its stand-alone first quarter results on April 24, 2014. For presentation purposes in this release, we include below the results of SiriusXM, as reported by SiriusXM, without regard to the purchase accounting adjustments applied by us for purposes of our financial statements. Liberty Media believes the presentation of financial results as reported by SiriusXM is useful to investors as the comparability of those results are best understood in the context of SiriusXM's historical financial presentation. For a reconciliation of revenue, adjusted OIBDA (as defined by Liberty Media) and operating income for SiriusXM's stand-alone operating results as reported by SiriusXM, to those results as reported by Liberty Media, see Liberty Media's Form 10-Q for the quarter ended March 31, 2014.

Highlights of SiriusXM's earnings release included the following:

•	Record revenue of $998 million, up 11% from first quarter of 2013

•	Net income of $94 million

•	Adjusted EBITDA(2) grew 28% to a record $335 million

•	Reiterates 2014 guidance

All such amounts are representative of SiriusXM's stand-alone operating results and are not indicative of what is included in Liberty Media's financial statements due to certain purchase accounting adjustments resulting from our January 18, 2013 acquisition of SiriusXM. SiriusXM is a separate publicly traded company and additional information about SiriusXM can be obtained through its website and filings with the Securities and Exchange Commission.

Share Repurchases
There were no repurchases of Liberty Media common stock (Nasdaq: LMCA) from February 1, 2014 through April 30, 2014. Since the reclassification of the original Liberty Capital tracking stock on March 3, 2008, Liberty Media has repurchased 66 million shares for a total cash consideration of $2.9 billion, representing 51% of shares outstanding at time of introduction of original Liberty Capital stock(3). Liberty Media has approximately $327 million remaining under its current stock repurchase authorization.

Liberty Media Corporation owns interests in a broad range of media, communications and entertainment businesses, including its subsidiaries SiriusXM, Atlanta National League Baseball Club, Inc. and TruePosition, Inc., its interests in Charter Communications, Live Nation Entertainment and minority equity investments in Time Warner Inc., Time Warner Cable, and Viacom.

FOOTNOTES

1)
Liberty Media's President and CEO, Greg Maffei, will discuss these highlights and other matters in Liberty Media's earnings conference call which will begin at 11:30 a.m. (E.D.T) on May 8, 2014. For information regarding how to access the call, please see “Important Notice” later in this document.

2)	For definitions of adjusted OIBDA and Adjusted EBITDA (as defined by SiriusXM) and applicable reconciliations see the accompanying schedules.

3)	Shares outstanding include LMCA shares only.

NOTES

Unless otherwise noted, the foregoing discussion compares financial information for the three months ended March 31, 2014 to the same period in 2013.

The following financial information with respect to Liberty Media's equity affiliates and available for sale securities is intended to supplement Liberty Media's condensed consolidated balance sheet and statement of operations to be included in its Form 10-Q.

Fair Value of Corporate Public Holdings

(amounts in millions)	12/31/2013	3/31/2014
Charter Communications(1)	$3,673	$3,309
Live Nation debt and equity(2)	1,053	1,156
Barnes & Noble investment(3)	255	259
Other public holdings(4)	1,014	985
Total Liberty Media	$5,995	$5,709

(1)
Represents the fair value of Liberty Media's investment in Charter Communications. In accordance with GAAP, Liberty Media accounts for its investment in the equity of Charter Communications using the equity method of accounting and includes it in its condensed consolidated balance sheet at its historical carrying value of $2.4 billion and $2.3 billion at December 31, 2013 and March 31, 2014, respectively.

(2)
Represents the fair value of Liberty Media's debt and equity investments. In accordance with GAAP, Liberty Media accounts for its investment in the equity of Live Nation using the equity method of accounting and includes it in its consolidated balance sheet at its historical carrying value of $409 million and $396 million at December 31, 2013 and March 31, 2014, respectively.

(3)	Represents the carrying value of Liberty Media's preferred equity investment in Barnes & Noble, which is accounted for at fair value.

(4)	Represents Liberty Media's other public holdings which are accounted for at fair value.

Cash and Debt
The following presentation is provided to separately identify cash and liquid investments and debt information.

(amounts in millions)	12/31/2013	3/31/2014

Cash and liquid investments(1)(2)	$1,103	$383
Less: Short-term marketable securities	15	6
Total Liberty Media Cash (GAAP)	$1,088	$377

Debt:
SiriusXM senior notes(3)	2,650	2,650
SiriusXM exchangeable notes(3)	491	491
Liberty 1.375% Cash Convertible Notes due 2023(4)	1,000	1,000
Margin loans	920	250
Other debt	480	328
Total Liberty Media Debt	$5,541	$4,719
Unamortized premium	14	(51)
Total Liberty Media Debt (GAAP)	$5,555	$4,668

(1)	Includes $15 million and $6 million of short-term marketable securities with an original maturity greater than 90 days as of December 31, 2013 and March 31, 2014, respectively.

(2)	Includes $135 million and $121 million of cash and liquid investments held at SiriusXM as of December 31, 2013 and March 31, 2014, respectively.

(3)	Outstanding principal amount of Senior Notes and Exchangeable Senior Subordinated Notes with no increase for the premium resulting from purchase accounting.

(4)	Face amount of the cash convertible notes with no adjustment for the fair market value adjustment.

Total Liberty Media cash and liquid investments decreased $711 million, primarily as a result of $821 million in debt repayments, shares repurchased by SiriusXM and capital expenditures during the quarter. The cash outflows were partially offset by cash flows from operations at SiriusXM during the quarter.

Included in the consolidated cash and liquid investments balance at March 31, 2014 is $121 million at SiriusXM. Although SiriusXM is a consolidated subsidiary, it is a separate public company with a significant noncontrolling interest, therefore Liberty Media does not have ready access to that cash. Excluding cash held at SiriusXM, Liberty Media's cash and liquid investments balance at March 31, 2014 was $262 million. Liberty Media's primary use of cash during the three months ended March 31, 2014 (excluding SiriusXM's uses of cash) was the payment of $670 million to pay down a portion of the outstanding margin loans through the use of cash on hand.

Total Liberty Media debt decreased by $822 million primarily as a result of repayments on margin loans and the SiriusXM credit facility.

Important Notice: Liberty Media Corporation (Nasdaq: LMCA, LMCB) President and CEO, Greg Maffei, will discuss Liberty Media's earnings release in a conference call which will begin at 11:30 a.m. (E.D.T) on May 8, 2014. The call can be accessed by dialing (800) 227-9428 or (785) 830-1925 plus the passcode 9725800 at least 10 minutes prior to the start time. Replays of the conference call can be accessed until 11:30 a.m. (E.D.T) May 15, 2014, by dialing (888) 203-1112 or (719) 457-0820 plus the passcode 9725800. The call will also be broadcast live across the Internet and archived on our website. To access the webcast go to http://www.libertymedia.com/events. Links to this press release will also be available on the Liberty Media website.

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about business strategies, market potential, future financial prospects, growth of SiriusXM's subscriber base, the continuation of our stock repurchase plan, the repurchase activity of SiriusXM, the return on our investment in and future prospects of Charter Communications, the proposed spin-off of Liberty Broadband, the issuance of the Series C common stock, and other matters that are not historical facts. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, possible changes in market acceptance of new products or services, competitive issues, regulatory matters affecting our businesses, continued access to capital on terms acceptable to Liberty Media, our ability to satisfy the conditions to the proposed spin-off and the distribution of our Series C shares, the ability of Charter Communications to complete its transaction with Comcast, changes in law and market conditions conducive to stock repurchases. These forward-looking statements speak only as of the date of this presentation, and Liberty Media expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty Media's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Liberty Media, including the most recent Form 10-K and 10-Q, for additional information about Liberty Media and about the risks and uncertainties related to Liberty Media's business which may affect the statements made in this presentation.

Contact: Courtnee Ulrich (720) 875-5420

LIBERTY MEDIA CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEET (unaudited)

	12/31/2013	3/31/2014
	amounts in millions
Assets
Current assets:
Cash and cash equivalents	$1,088	377
Trade and other receivables, net	206	204
Deferred income tax assets	916	930
Other current assets	284	290
Total current assets	2,494	1,801
Investments in available-for-sale securities and other cost investments	1,324	1,299
Investments in affiliates, accounted for using the equity method	3,299	3,221

Property and equipment, at cost	2,149	2,206
Accumulated depreciation	(341)	(394)
	1,808	1,812
Intangible assets not subject to amortization
Goodwill	14,365	14,389
FCC licenses	8,600	8,600
Other	1,073	1,073
	24,038	24,062

Intangible assets subject to amortization, net	1,200	1,208
Other assets, at cost, net of accumulated amortization	379	290
Total assets	$34,542	33,693

Liabilities and Equity
Current liabilities:
Accounts payable and accrued liabilities	$670	675
Current portion of debt	777	770
Deferred revenue	1,575	1,718
Other current liabilities	150	128
Total current liabilities	3,172	3,291

Long-term debt	4,778	3,898
Deferred income tax liabilities	2,312	2,236
Deferred revenue	164	166
Other liabilities	234	225
Total liabilities	10,660	9,816

Equity:
Total stockholders' equity	14,081	14,141
Noncontrolling interests in equity of subsidiaries	9,801	9,736
Total equity	23,882	23,877
Commitments and contingencies
Total liabilities and equity	$34,542	33,693

LIBERTY MEDIA CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (unaudited)

	Three Months Ended
	3/31/2013	3/31/2014
	amounts in millions
Revenue:
Subscriber revenue	$635	841
Other revenue	154	170
Total revenue	789	1,011

Operating costs and expenses:
Cost of subscriber services
Revenue share and royalties	129	195
Programming and content(1)	54	66
Customer service and billing(1)	66	92
Other(1)	22	30
Subscriber acquisition cost	100	123
Other operating expense(1)	42	44
Selling, general and administrative(1)	155	216
Depreciation and amortization	70	90
	638	856
Operating income (loss)	151	155

Other income (expense):
Interest expense	(11)	(53)
Share of earnings (losses) of affiliates, net	17	(35)
Realized and unrealized gains (losses) on financial instruments, net	97	(65)
Gains (losses) on transactions, net	7,479	1
Other, net	7	(38)
	7,589	(190)
Earnings (loss) before income taxes	7,740	(35)
Income tax (expense) benefit	364	107
Net earnings (loss)	8,104	72
Less net earnings (loss) attributable to the noncontrolling interests	45	50
Net earnings (loss) attributable to Liberty stockholders	$8,059	22

(1) Includes stock based compensation as follows:
Programming and content	$3	4
Customer service and billing	1	1
Other costs of services	1	2
Operating	3	4
Selling, general and administrative	33	38
	$41	49

LIBERTY MEDIA CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (unaudited)

	Three Months Ended
	3/31/2013	3/31/2014
	amounts in millions
Cash flows from operating activities:
Net earnings	$8,104	72
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	70	90
Stock-based compensation	41	49
Share of (earnings) losses of affiliates, net	(17)	35
Realized and unrealized (gains) losses on financial instruments, net	(97)	65
Losses (gains) on transactions, net	(7,479)	(1)
Deferred income tax expense (benefit)	(380)	(93)
Noncash interest expense	(18)	(9)
Other, net	14	39
Changes in operating assets and liabilities
Current and other assets	66	(27)
Payables and other liabilities	35	74
Net cash provided (used) by operating activities	339	294

Cash flows from investing activities:
Cash (paid) for acquisitions, net of cash acquired	408	(58)
Investments in and loans to cost and equity investees	(18)	(2)
Repayment of loans by cost and equity investees	17	5
Capital expended for property and equipment	(26)	(66)
Purchases of short term investments and other marketable securities	(163)	(46)
Sales of short term investments and other marketable securities	139	55
Other investing activities, net	—	1
Net cash provided (used) by investing activities	357	(111)

Cash flows from financing activities:
Repayments of debt	(1)	(821)
Repurchases of Liberty common stock	(140)	—
Subsidiary shares repurchased by subsidiary	(466)	(81)
Other financing activities, net	8	8
Net cash provided (used) by financing activities	(599)	(894)

Net cash provided (used) by discontinued operations:
Cash provided (used) by operating activities	—	—
Cash provided (used) by investing activities	—	—
Cash provided (used) by financing activities	550	—
Change in available cash held by discontinued operations	650	—
Net cash provided (used) by discontinued operations	1,200	—
Net increase (decrease) in cash and cash equivalents	1,297	(711)
Cash and cash equivalents at beginning of period	603	1,088
Cash and cash equivalents at end of period	$1,900	$377

NON-GAAP FINANCIAL MEASURES

SCHEDULE 1

This press release includes a presentation of adjusted OIBDA, which is a non-GAAP financial measure, for Liberty Media, together with a reconciliation to operating income, as determined under GAAP. Liberty Media defines adjusted OIBDA as revenue less operating expenses, and selling, general and administrative expenses, excluding all stock based compensation, and excludes from that definition depreciation and amortization, restructuring and impairment charges and legal settlements that are included in the measurement of operating income pursuant to GAAP.

Liberty Media believes adjusted OIBDA is an important indicator of the operational strength and performance of its businesses, including each business' ability to service debt and fund capital expenditures. In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance. Because adjusted OIBDA is used as a measure of operating performance, Liberty Media views operating income as the most directly comparable GAAP measure. Adjusted OIBDA is not meant to replace or supersede operating income or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with the same information that Liberty Media's management considers in assessing the results of operations and performance of its assets. Please see the attached schedules for applicable reconciliations.

The following table provides a reconciliation of adjusted OIBDA for Liberty Media to operating income calculated in accordance with GAAP for the three months ended March 31, 2013, June 30, 2013, September 30, 2013, December 31, 2013 and March 31, 2014, respectively.

QUARTERLY SUMMARY

(amounts in millions)	1Q13	2Q13	3Q13	4Q13	1Q14
Liberty Media
Revenue	$789	$1,078	$1,110	$1,025	$1,011

Adjusted OIBDA	262	362	379	319	294
Depreciation and amortization	(70)	(88)	(79)	(78)	(90)
Stock compensation expense	(41)	(48)	(52)	(52)	(49)
Operating Income (Loss)	$151	$226	$248	$189	$155

SCHEDULE 2

This press release also includes a presentation of Adjusted EBITDA, which is a non-GAAP financial measure used by SiriusXM, together with a reconciliation to SiriusXM's stand-alone net income, as determined under GAAP. SiriusXM defines Adjusted EBITDA as follows: EBITDA is defined as net income before interest and investment income (loss); interest expense, net of amounts capitalized; income tax expense and depreciation and amortization. SiriusXM adjusts EBITDA to remove the impact of other income and expense, loss on extinguishment of debt, loss on change in value of derivatives as well as certain other charges discussed below. This measure is one of the primary non-GAAP financial measures on which SiriusXM (i) evaluates the performance of its businesses, (ii) bases its internal budgets and (iii) compensates management. Adjusted EBITDA is a non-GAAP financial performance measure that excludes (if applicable):  (i) certain adjustments as a result of the purchase price accounting for the merger of Sirius and XM, (ii) depreciation and amortization and (iii) share-based payment expense. The purchase price accounting adjustments include: (i) the elimination of deferred revenue associated with the investment in XM Canada, (ii) recognition of deferred subscriber revenues not recognized in purchase price accounting, and (iii) elimination of the benefit of deferred credits on executory contracts, which are primarily attributable to third party arrangements with an OEM and programming providers. SiriusXM believes adjusted EBITDA is a useful measure of the underlying trend of SiriusXM's operating performance, which provides useful information about its business apart from the costs associated with its physical plant, capital structure and purchase price accounting. SiriusXM believes investors find this non-GAAP financial measure useful when analyzing its results and comparing its operating performance to the performance of other communications, entertainment and media companies. SiriusXM believes investors use current and projected adjusted EBITDA to estimate its current and prospective enterprise value and to make investment decisions. Because SiriusXM funds and builds-out its satellite radio system through the periodic raising and expenditure of large amounts of capital, its results of operations reflect significant charges for depreciation expense. The exclusion of depreciation and amortization expense is useful given significant variation in depreciation and amortization expense that can result from the potential variations in estimated useful lives, all of which can vary widely across different industries or among companies within the same industry. SiriusXM also believes the exclusion of share-based payment expense is useful given the significant variation in expense that can result from changes in the fair value as determined using the Black-Scholes-Merton model which varies based on assumptions used for the expected life, expected stock price volatility and risk-free interest rates.

Adjusted EBITDA has certain limitations in that it does not take into account the impact to SiriusXM's statements of comprehensive income of certain expenses, including share-based payment expense and certain purchase price accounting for the merger of Sirius and XM. SiriusXM endeavors to compensate for the limitations of the non-GAAP measure presented by also providing the comparable GAAP measure with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the Non-GAAP measure.  Investors that wish to compare and evaluate SiriusXM's operating results after giving effect for these costs, should refer to net income as disclosed in its consolidated statements of comprehensive income. Since adjusted EBITDA is a non-GAAP financial performance measure, SiriusXM's calculation of adjusted EBITDA may be susceptible to varying calculations; may not be comparable to other similarly titled measures of other companies; and should not be considered in isolation, as a substitute for, or superior to measures of financial performance prepared in accordance with GAAP. The reconciliation of SiriusXM's stand-alone net income to adjusted EBITDA is calculated as follows (in thousands):

	Unaudited
	For the Three Months Ended March 31,
	2014	2013
($ in thousands)
Net income (GAAP):	$93,988	$123,602
Add back items excluded from Adjusted EBITDA:
Purchase price accounting adjustments:
Revenues	1,813	1,813
Operating expenses	(945)	(68,409)
Share-based payment expense (GAAP)	18,240	14,518
Depreciation and amortization (GAAP)	68,267	67,018
Interest expense, net of amounts capitalized (GAAP)	54,092	46,174
Interest and investment income (GAAP)	(4,349)	(1,638)
Loss on change in value of derivatives (GAAP)	27,023	—
Other income (GAAP)	(95)	(247)
Income tax expense (GAAP)	76,748	79,040
Adjusted EBITDA	$334,782	$261,871